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                                                                       Exhibit 3

              [PROVIDENT MUTUAL LIFE INSURANCE COMPANY LETTERHEAD]

                                                              October 22, 1999

Board of Directors
Provident Mutual Life Insurance Company
1050 Westlakes Drive
Berwyn, Pennsylvania  19312

             RE:   PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                   PROVIDENT MUTUAL VARIABLE GROWTH SEPARATE ACCOUNT, ET AL. FILE NOS. 333-84475/811-4460

Directors:

         I have acted as Executive Vice President, General Counsel and Secretary of Provident Mutual Life Insurance Company (the "Company") and Provident Mutual Variable Growth Separate Account, Provident Mutual Variable Money Market Separate Account, Provident Mutual Variable Bond Separate Account, Provident Mutual Variable Managed Separate Account, Provident Mutual Variable Zero Coupon Bond Separate Account, Provident Mutual Variable Aggressive Growth Separate Account, Provident Mutual Variable International Separate Account and Provident Mutual Variable Separate Account (the "Accounts") in connection with the registration of an indefinite amount of securities in the form of variable life insurance policies (the "Policies") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such corporate records and other documents, including pre-effective amendment number one to the Form S-6 registration statement for the Policies (File No. 333-84475) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

         1. The Company is a corporation duly organized and validly existing as a mutual life insurance company under the laws of the Commonwealth of Pennsylvania and is duly authorized by the Commonwealth of Pennsylvania Insurance Department to issue the Policies.

         2. Each of the Accounts is a segregated asset account duly established and maintained by the Company pursuant to the provisions of Section 406.2 of the Insurance Company Law of 1921 (40 P.S. Section 506.2 (1998)).

         3. The assets of each Account are and will be owned by the Company. To the extent so provided under the Policies, that portion of the assets of each Account equal to the reserves and other contract liabilities with respect to that Account will not be chargeable with liabilities arising out of any other business that the Company may

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                  conduct.

         4. The Policies have been duly authorized by the Company and, when issued as contemplated by the registration statement for the Policies in jurisdictions authorizing such sales, will constitute legal, validly issued and binding obligations of the Company.

         I hereby consent to the filing of this opinion as an exhibit to the Form S-6 registration statement for the Policies and the Accounts.

                                Sincerely,

                                /s/ James G. Potter, Jr.
                                James G. Potter, Jr.
                                Executive Vice President, General Counsel and Secretary